EXHIBIT 10.9

KESTRA MEDICAL TECHNOLOGIES, LTD.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL POLICY

EFFECTIVE DATE: [●]

Purpose

The purpose of the Kestra Medical Technologies, Ltd. Severance and Change in Control Policy (this “Policy”) is to outline the severance and certain other payment benefit policies of Kestra Medical Technologies, Ltd. (together with its subsidiaries, the “Company”).

Definitions

“Cause” has the meaning set forth in the Equity Incentive Plan.

“Change in Control” has the meaning set forth in the Equity Incentive Plan.

“Change in Control Protection Period” means the three (3)-month period before a Change in Control of the Company and the twelve (12)-month period following a Change in Control of the Company.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board of Directors of the Company (the “Board”) or such other committee duly authorized by the Board to administer this Policy. If no committee is duly authorized by the Board to administer this Policy, the term “Committee” shall be deemed to refer to the Board for all purposes under this Policy.

“Employment Agreement” means, with respect to an Executive, the employment agreement entered into between such Executive and the Company or one of its affiliates, in effect as of the relevant date of termination.

“Equity Incentive Plan” means the Kestra Medical Technologies, Ltd. 2025 Omnibus Incentive Plan, as may be amended, restated or otherwise modified from time to time, or any successor equity incentive plan established by the Company.

“Executive” means an employee of the Company whose titles include Chief Level Officers, Vice Presidents, Directors, and above.

“Target Bonus” means Executive’s target annual bonus for the fiscal year that includes such Executive’s date of termination of employment.

Administration

The Committee shall be responsible for the management and control of the operation and the administration of this Policy, including interpretation of this Policy, decisions pertaining to eligibility to participate in the Policy, computation of severance benefits, granting or denial of severance benefit claims, and review of claims denials. The Committee has absolute discretion in the exercise of its powers and responsibilities.

Eligibility

This Policy applies to all Executives, except where severance benefits are otherwise specifically provided for in an Employment Agreement. In order to receive any severance benefits hereunder, any Executive is required to (i) execute and not revoke a release of claims in favor of the Company, its affiliates and its subsidiaries and (ii) continue to remain in compliance with any restrictive covenant obligations such Executive has in place with the Company, its affiliates, and its subsidiaries.

Triggering Events

In the event of an involuntary termination of employment other than for Cause, the Company will provide a severance benefit for the affected Executive. Executives are entitled to enhanced severance in connection with a termination of employment during a Change in Control Protection Period. This Policy does not apply to terminations for Cause, refusals to be reassigned, refusals to be relocated, or voluntary resignations. An involuntary termination of employment other than for Cause during the Change in Control Protection Period that occurs in the three (3) months prior to a Change in Control will be deemed to occur upon the occurrence of the Change in Control for purposes of this Policy.

Payment Amount

For Executives (other than those where severance benefits are otherwise specifically provided for in an Employment Agreement), their rate of severance is based on position, as follows:

Executive Position	Termination without Cause	Termination without Cause during a Change in Control Protected Period
Senior Vice Presidents and above	12 months base salary	12 months base salary + 100% of Target Bonus

Other Executives	6 months base salary	9 months base salary + 75% of Target Bonus

Executives will receive severance in the form of (i) a salary continuation benefit (continued payments made through payroll) over the applicable severance period and (ii) subject to the timely election of continued health care coverage under COBRA, will also be entitled to reimbursement of the COBRA premiums until the last day of such severance period (or if earlier, until (x) the date such Executive is no longer eligible to receive COBRA continuation coverage or (y) the date on which such Executive becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by such Executive)).

Vacation/Paid Time Off (PTO)

Accrued but unused vacation/PTO will be paid out to Executives in connection with a termination of employment under this Policy. Vacation/PTO will stop accruing as of the Executive’s date of termination. For Executives who take vacation on an as needed basis, the Company’s policy is to accrue the following as unused vacation/PTO:

•	Chief Level Executives: 8 weeks per year, not to exceed 16 weeks

•	Vice Presidents: 5 weeks per year, not to exceed 10 weeks

Commissions

Any commissions earned by an Executive as of the date of the termination will be paid out at the time of termination.

Insurance Benefits

Health and dental insurance coverage, if applicable, end on the last day of the month in which an Executive receives the severance benefit. Upon termination of coverage, COBRA notification will be forwarded.

No Duplication

This Policy shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy or other arrangement or individual contract or under any statute, rule or regulation, including, without limitation, any applicable Employment Agreement and the Kestra Medical Technologies, Inc. Severance and Other Pay Benefit Policy, dated as of March 1, 2017.

Certain Excise Taxes

Notwithstanding anything to the contrary in this Policy, if an Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Policy, together with any other payments and benefits which such Executive has the right to receive from the Company or any of its affiliates, and taking into account reductions in respect of reasonable compensation for personal services to be rendered by the Executive on or following the date of the relevant “change in ownership or control” (within the meaning of Section 280G of the Code), including pursuant to applicable non-competition and other restrictive covenant obligations, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Policy shall be either (a) reduced (but not below zero (0)) so that the present value of such total amounts and benefits received by such Executive from the Company and its affiliates will be one (1) dollar less than three (3) times such Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by such Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to such Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one (1) dollar less than three (3) times such Executive’s base amount, then such Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this paragraph shall require the Company to be responsible for, or have any liability or obligation with respect to, such Executives’ excise tax liabilities under Section 4999 of the Code.

Section 409A

This Policy is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Policy, payments provided under this Policy may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Policy that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Policy upon the termination of an Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. In no event may an Executive, directly or indirectly, designate the calendar year of any payment under this Policy. Each installment payment under this Policy is intended to be a separate payment for purposes of Section 409A. Notwithstanding any provision in this Policy to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if an Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of such Executive’s death or (ii) the date that is six months after such Executive’s termination date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to such Executive (or such Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Policy are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Executive on account of non-compliance with Section 409A.

ERISA

The Company intends that this Policy constitute an unfunded “welfare plan” as such term is defined under the Employee Retirement Income Security Act of 1974 (“ERISA”), as it may be amended from time to time, for the benefit of a select group of management and highly compensated employees. No participant, employee of the Company or any other person shall have any rights to or interest in any specific assets or accounts of the Company or any of its affiliates by reason of this Policy.

Claims Procedure and Review

Filing a Claim. Any Executive that the Committee determines is entitled to severance benefits under this Policy is not required to file a claim for benefits. Any Executive (i) who is not paid severance benefits hereunder and who believes that such Executive is entitled to severance benefits hereunder or (ii) who has been paid severance benefits hereunder and believes that such Executive is entitled to greater benefits hereunder may file a claim for severance benefits under the Policy in writing with the Committee.

Initial Determination of a Claim. If a claim for severance benefits hereunder is wholly or partially denied, the Committee shall, within a reasonable period of time but no later than ninety (90) days after receipt of the claim (or one-hundred and eighty (180) days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial. Such notice shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) contain the specific reason or reasons for denial of the claim, (iv) refer specifically to the pertinent Policy provisions upon which the denial is based, (v) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and (vi) describe the Policy’s claim review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

Appeal of a Denied Claim. Within sixty (60) days of the receipt by the claimant of this notice, the claimant may file a written appeal with the Committee. In connection with the appeal, the claimant may review Policy documents and may submit written issues and comments. The Committee shall deliver to the claimant a written decision on the appeal promptly, but not later than sixty (60) days after the receipt of the claimant’s appeal (or one-hundred and twenty (120) days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) include specific reasons for the decision, (iv) refer specifically to the Policy provisions upon which the decision is based, (v) state that the claimant is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits, and (vi) a statement of the claimant’s right to bring an action under Section 502(a) of ERISA. If special circumstances require an extension of up to one-hundred and eighty (180) days for an initial claim or one-hundred and twenty (120) days for an appeal, whichever applies, the Committee shall send written notice of the extension. This notice shall indicate the special circumstances requiring the extension and state when the Committee expects to render the decision.

This severance benefits claim procedure is intended to comply with the provisions of 29 C.F.R. §2560.503-1. All provisions of this Policy shall be interpreted, construed, and limited in accordance with such intent.